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                                                                       EXHIBIT 5

                                                      [LUCENT TECHNOLOGIES LOGO]
                                                                October 25, 2001


Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974


Ladies and Gentlemen:

         I am your Senior Vice President, General Counsel and Secretary, and have acted in such capacity in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed by you with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

         The Registration Statement relates to:

         1. resales of up to 1,885,000 shares of 8.00% Redeemable Convertible Preferred Stock (the "Preferred Stock") originally issued by you on August 6, 2001 pursuant to a certificate of designations filed on that date with the Secretary of State of the State of Delaware (the "Certificate of Designations"), in a private placement to Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Cowen Securities Corporation;

         2. sales of up to $1,885,000,000 principal aggregate amount of 8.00% Convertible Subordinated Debentures (the "Convertible Subordinated Debentures") that may be issued by you in exchange for the Preferred Stock;

         3. 252,005,273 shares of your common stock, par value $0.01 per share, (the "Common Stock") that may be issued upon conversion of Preferred Stock or Convertible Subordinated Debentures, by the securityholders named under the caption "Selling Securityholders" in the prospectus that forms a part of the Registration Statement; and

         4. sales by the transfer agent for the Preferred Stock, on behalf of the holders of the Preferred Stock, of Common Stock that may be issued to the transfer agent in connection with the payment of dividends on the Preferred Stock, all as described under the caption "Plan of Distribution" in that prospectus.
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         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

         In that connection, I or attorneys on my staff have examined originals, or copies certified or otherwise identified to my or their satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Designations; (b) the form of the indenture governing the Convertible Subordinated Debentures attached as an exhibit to the Certificate of Designations (the "Indenture"); (c) the form of the Convertible Subordinated Debentures attached as an exhibit to the Indenture; and (d) the Preferred Stock Agency Agreement dated August 6, 2001, between the Company and The Bank of New York Company, Inc.

         Based on the foregoing, I am of opinion as follows: -

         1. The shares of Preferred Stock have been validly issued and are fully paid and nonassessable.

         2. The Convertible Subordinated Debentures (assuming due execution and delivery of the Indenture by you, due authorization, execution and delivery of the Indenture by the trustee party thereto qualified to act as trustee under the Indenture and due qualification of the Indenture under the Trust Indenture Act of 1939, as amended) when duly executed by you, authenticated by the trustee party to the Indenture and issued and delivered in exchange for the Preferred Stock in the manner provided in the Certificate of Designations and the Indenture, will be validly issued and will constitute your legal, valid and binding obligations, enforceable against you in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

         3. The shares of Common Stock that may be issued upon conversion of the Preferred Stock or the Convertible
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Subordinated Debentures have been duly authorized and validly reserved for issuance upon such conversion of the Preferred Stock or the Convertible Subordinated Debentures or the Indenture, and such shares of Common Stock, when issued and delivered upon such conversion in the manner provided in the Certificate of Designations, will be validly issued, fully paid and nonassessable.

         4. When your Board of Directors or an authorized committee thereof has taken all necessary corporate action to authorize the issuance of the shares of Common Stock to the transfer agent for the Preferred Stock in connection with the payment of dividends on the Preferred Stock, and when such shares of Common Stock are so issued to such transfer agent in accordance with the terms of the Certificate of Designations, such shares of Common Stock will have been validly issued, fully paid and nonassessable.

         I am admitted to practice in the State of New York and the District of Columbia, and I express no opinion as to matters governed by any laws other than the laws of the State of New York, the Corporate Law of the State of Delaware and the Federal laws of the United States of America.

         I consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me and this opinion in the prospectus that forms a part of the Registration Statement. In granting my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                     Very truly yours,



                                     Richard J. Rawson
                                     Senior Vice President, General
                                     Counsel and Secretary